Exhibit (d)(7)

SUB-ADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 23rd day of June, 2026 by and between Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Climate Finance Partners LLC, a Delaware limited liability company (the “Sub-Adviser”). The Adviser and Sub-Adviser are sometimes referred to herein individually as a “party” and collectively, the “parties”.

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with KraneShares Trust (the “Trust”), a Delaware statutory trust;

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and engages in the business of providing investment management services;

WHEREAS, the Adviser, subject to the approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”), desires to retain the Sub-Adviser to render investment advisory and other services to the funds specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each, a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Duties of the Sub-Adviser.

(a)	The Adviser hereby appoints the Sub-Adviser to serve as a non-discretionary investment adviser to each Fund. Subject to supervision and oversight of the Adviser and the Board, the Sub-Adviser shall, with respect to the portion of each Fund allocated by the Adviser to the Sub-Adviser (the “Assets”) act as a non-discretionary investment adviser with respect to each Fund. In such capacity, the Sub-Adviser shall: (i) make nondiscretionary recommendations to the Adviser or another sub-adviser to the Fund regarding the investment and reinvestment of the Assets; and (ii) provide the Adviser or another sub-adviser to the Fund with non-discretionary investment advice and related data in a format reasonably required by the Adviser or another sub-adviser to the Fund. The Adviser and Sub-Adviser agree and acknowledge that any investment advisory services provided by the Sub-Adviser to the Fund hereunder are non-discretionary and the implementation of any and all investment decisions for each Fund shall be made by the Adviser or another sub-adviser to the Fund. For the avoidance of doubt, Sub-Adviser shall have no authority pursuant to this Agreement to directly implement any investment recommendations on behalf of a Fund, including the purchase and sale of securities, derivatives or other instruments on behalf of the Fund. The Sub-Adviser will provide the foregoing services subject to the following:

(i)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in the best interests of each Fund and in conformity with the Trust’s Amended and Restated Declaration of Trust, and By-Laws, each as may be modified, amended or supplemented from time to time, the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (collectively, the “Prospectus”), the instructions and directions of the Adviser and of the Board, the then-current terms and conditions of any exemptive, interpretive and no-action relief on which the Trust relies, and the Trust’s policies and procedures. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents to the extent not otherwise publicly available. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall comply in all material respects with the requirements of the Securities Act of 1933, Securities Exchange Act of 1934, Investment Company Act of 1940 (the “1940 Act”), the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time, and the rules promulgated by the primary listing exchange upon which a Fund’s shares trade. In this regard, the Sub-Adviser represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund(s), policies and procedures, prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund(s) and the Sub-Adviser. Further, the Sub-Adviser shall maintain a disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards.

(ii)	The Sub-Adviser shall maintain all books and records with respect to the Fund required by the 1940 Act and the rules thereunder. The Sub-Adviser shall timely furnish to the Adviser all information needed by the Adviser to keep the books and records of the Fund under the 1940 Act and the rules thereunder. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.

(iii)	The Sub-Adviser shall reasonably cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Sub-Adviser. The Sub-Adviser will also provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and applicable laws and regulations as may be reasonably requested.

(iv)	To the extent applicable, the Sub-Adviser shall, when reasonably requested, consult with the Adviser regarding the exercise of the rights of security holders with respect to securities held by each Fund. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of a Fund are invested received by it to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

(v)	The Sub-Adviser shall maintain books and records with respect to its services to the Fund and keep the Adviser informed on an ongoing basis of all material facts concerning the Sub-Adviser and its key investment personnel providing services to the Funds. To the extent relevant and applicable to the Sub-Adviser’s services, the Sub-Adviser shall furnish to the Adviser or the Board regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request; and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief from the SEC on which the Adviser, the Trust or a Fund relies. The Sub-Adviser will cooperate promptly with any regulatory or compliance examinations or inspections (including information requests) relating to the Trust.

(vi)	In the event that the Trust shall be required to call a meeting of shareholders or send an information statement or registration statement supplement to shareholders due to the direct actions of the Sub-Adviser, including a change of control of the Sub-Adviser, the Sub-Adviser shall bear all reasonable and out-of-pocket expenses associated therewith.

(vii)	The Sub-Adviser will, when requested, provide reasonable assistance in determining the fair value of the Assets, as necessary, it being understood that the Sub-Adviser will not be solely responsible for determining such value.

(viii)	The Sub-Adviser shall provide reasonable assistance to the Adviser in the preparation of any regulatory filings and required disclosures relating to the Sub-Adviser’s services hereunder to any of the Funds, as requested by the Adviser from time to time. The Sub-Adviser will promptly notify the Adviser if it becomes aware of any material misstatement or omission in a Fund’s registration statement, as amended and/or supplemented from time to time.

(ix)	The Funds agree that any entity or person associated with Adviser or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds that is permitted by Section 11(a) of the Exchange Act, and the Funds consent to the retention of compensation for such transactions.

(x)	The Sub-Adviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets; provided, that this shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.

2. Duties of the Adviser. The Adviser shall have responsibility for all services to be provided to the Funds pursuant to its Advisory Agreement with the Trust and shall also oversee the Sub-Adviser’s provision of services under this Agreement.

3. Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule B hereto. The fee will be paid to the Sub-Adviser quarterly. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Adviser in writing. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Expenses. The Adviser shall reimburse the Sub-Adviser for all reasonable and documented out-of-pocket expenses incurred by the Sub-Adviser that are mutually agreed to by the Parties (preferably in advance). Without limiting the foregoing, each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5. Liability and Indemnification. Each party (the “Indemnifying Party”) agrees, at its expense, to defend, indemnify and hold the other party, its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s material breach of this Agreement (which shall include any failure to make payments of the Advisory Fee), except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. In no event shall either party be liable to the other party for any special, consequential or punitive damages arising under or related to this Agreement. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective unless it also contains an unconditional release of the Indemnified Party except to the extent related to the gross negligence, bad faith, willful misconduct or reckless disregard of its duties of the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Funds as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)	The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that could substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act. The Sub-Adviser will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds, or the Sub-Adviser and provide such information as reasonably requested by the Adviser regarding such matters;

(c)	The Sub-Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

(d)	The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(f)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(g)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(h)	The Sub-Adviser is not an affiliated person of any depositary bank for any Depositary Receipts held by a Fund, except a depositary bank that is deemed to be affiliated solely because a Fund owns greater than 5% of the outstanding voting securities of such depositary bank;

(i)	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and the Sub-Adviser and its applicable employees, officers, and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish a copy of such code of ethics to the Adviser (and any amendments), and, with respect to such persons, the Sub-Adviser shall furnish to the Trust and Adviser all reports and information provided under Rule 17j-1(c)(2). The Sub-Adviser also represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees;

(j)	The Sub-Adviser shall protect against unauthorized access to or use of the Adviser or the Trust’s proprietary information that could result in harm or inconvenience to the Adviser or the Trust. The Sub-Adviser agrees to notify the Adviser as soon as possible of any information security breach or acquisition of proprietary information by an unauthorized person; and

(k)	The Sub-Adviser will notify the Adviser of any anticipated “assignment” (as defined in the 1940 Act) of this Agreement;

7. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)	The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or the Adviser;

(c)	The Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Adviser to the Funds and to perform the services described under this Agreement;

(d)	The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(f)	This Agreement is a valid and binding agreement of the Adviser; and

(g)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8. Duration and Termination.

(a)	Duration. This Agreement, unless sooner terminated as provided herein, shall become effective with respect to a Fund upon its execution (and with respect to any Fund that is added to Schedules A and B of this Agreement, the later of the date Schedules A and B are amended to reflect the addition of the Fund or the date upon which the shareholder(s) of the Fund approve this Agreement), and continue for two years after its initial effectiveness as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Adviser, with cause, upon sixty (60) days’ written notice to the Sub-Adviser;

(iii)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board; or

(iv)	By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)	the license, approval, quota, authorization or consent held by any of the other parties which is required for the performance of its obligations under this Agreement is rejected, revoked, restricted, terminated or suspended;

(B)	any of the parties commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to the winding up, bankruptcy or administration of any party;

(D)	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC or its staff under the 1940 Act.

9. Confidentiality. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall keep the Confidential Information of the other party secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the other party) disclose any part of that Confidential Information to any person other than to its designated person who is mutually agreed by both parties in advance for getting access to that Confidential Information in order for the parties to perform their obligations or receive the benefit of rights under this Agreement except for the regulatory requests made to the Adviser and the Sub-Adviser arising from the applicable laws, including any demand of any regulatory or taxing authority having jurisdiction, except that the Sub-Adviser shall notify the Adviser prior to providing information in response to such a request or demand so as to allow the Adviser to respond appropriately. For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that party which it disclosed to the other party or its employee, or which is acquired by or otherwise comes to the knowledge of the other party or its employee in connection with this Agreement or any future exchange of information between the parties (including the performance by a party of its obligations hereunder). It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Funds’ service providers, the Board, or such persons as the Adviser, subject to the Sub-Adviser’s written consent, may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Funds. Except as required by applicable law or regulation, the terms of this Agreement, all non-public information pertaining to the establishment and on-going operation of the Funds and the actions of the Sub-Adviser and the Funds in respect thereof shall be considered as “Confidential Information.” Confidential Information shall not include (a) information previously known to a party or materials to which a party had access prior to the provision of such information or materials by the other party; (b) information or materials that are now or later become publicly known without breach of this Agreement by either party; (c) information or materials provided to a party by a third party who, to the knowledge of the party, was not bound by a duty of confidentiality to the other party; (d) information independently developed by a party without the use of Confidential Information; or (e) information which is required to be disclosed pursuant to judicial process or otherwise by law. Notwithstanding anything to the contrary herein, the confidentiality obligations under this paragraph shall survive the termination of this Agreement.

10. Exclusivity. During the Term: (a) the Sub-Adviser will not perform services pursuant to any agreement with a competitor of the Adviser seeking to issue and/or market an exchange traded product which tracks an index or basket of securities relating to Carbon Credit Products (such exchange traded product, a “Competing ETF”); and (b) the Adviser will not seek to create, issue, launch and/or market a Competing ETF (other than the Funds). “Carbon Credit Products” means carbon credits, allowances, offsets or derivatives thereof and similar financial products.

11. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require approval of an advisory agreement pursuant to Section 15 of the 1940 Act, unless consented to in writing by the Adviser and approved in accordance with applicable law, regulations and interpretations. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser.

12. Use of Name. Each party may use the name(s), derivatives, logos, trademarks, service marks or trade names of the other party, or the other party’s brands, and/or marks, without in each instance the express prior written consent of the other party in order to promote and market the Funds; provided, that a party shall cease using such name or names immediately upon its receipt from the other party of a written notice demanding that it cease using such name or names. Neither party shall issue any press release announcing the Agreement, or otherwise discuss the Agreement with the press without in each instance the express prior written consent of the other party. The rights contained in this Section 12 will be revoked as to future use as soon as this Agreement is terminated.

13. Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and the Funds shareholders to the extent and in the manner required by the 1940 Act. No material amendment of this Agreement shall be effective until approved, if applicable, in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust and agrees that any claims against or liabilities of the Trust shall be limited in all cases to the Trust and its assets, and if the claim or liability relates to one or more Fund, they shall be limited to the respective assets of that Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Krane Funds Advisors, LLC
280 Park Avenue, 32nd Floor
New York, NY 10017

To the Sub-Adviser at:	Climate Finance Partners LLC
251 Little Falls Drive,
Wilmington, DE, 19808

18. Third Party Beneficiaries. The Sub-Adviser acknowledges that the Trust, on behalf of each Fund, is a third-party beneficiary of this Agreement and that the Trust shall have the full right to enforce any and all provisions of this Agreement for its benefit and to pursue any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission to the same extent as if the Fund itself were a party to this Agreement. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

19. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

ADVISER:		SUB-ADVISER:

Krane Funds Advisors, LLC		Climate Finance Partners LLC

By:	/s/ Jonathan Krane	By:
Name:	Jonathan Krane	Name:
Title:	Chief Executive Officer	Title:

Schedule A

to the

Sub-Advisory Agreement

by and among

Climate Finance Partners LLC

and

Krane Funds Advisors, LLC

As of June 23, 2026

Fund Name:

KraneShares California Carbon Allowance Strategy ETF (KCCA)

KraneShares Eastern US Carbon Strategy ETF (KRGI)

Sch. A-1

Schedule B

to the

Sub-Advisory Agreement

by and among

Climate Finance Partners LLC

and

Krane Funds Advisors, LLC

As of June 23, 2026

Fund	Fee
KraneShares California Carbon Allowance Strategy ETF (KCCA)	The Adviser shall pay the Sub-Adviser thirty-two (32%) percent of the Net Revenue received by the Adviser from the Fund. Net Revenue is defined for these purposes as gross revenue to the Adviser for Funds listed under Schedule A hereto – (minus) gross fund-related expenses (including any waiver by the Adviser of its compensation under the Advisory Agreement and any reimbursements by the Adviser of the Fund’s expenses).
KraneShares Eastern US Carbon Strategy ETF (KRGI)	The Adviser shall pay the Sub-Adviser thirty-two (32%) percent of the Net Revenue received by the Adviser from the Fund. Net Revenue is defined for these purposes as gross revenue to the Adviser for Funds listed under Schedule A hereto – (minus) gross fund-related expenses (including any waiver by the Adviser of its compensation under the Advisory Agreement and any reimbursements by the Adviser of the Fund’s expenses).

Sch. B-1